Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-209865, 333-166953, 333-134700, 333-134699 and 333-64285) of Littelfuse, Inc. of our report dated January 8, 2016 (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to allocations from TE Connectivity Ltd. and subsidiaries) related to the combined financial statements of the Circuit Protection Devices Business of TE Connectivity Ltd. as of and for the fiscal years ended September 25, 2015 and September 26, 2014, appearing in this Current Report on Form 8-K/A of Littelfuse, Inc.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 10, 2016